As filed with the Securities and Exchange Commission on March 17, 2009

Registration No. 333-125305

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

ABBOTT MEDICAL OPTICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0986820 (IRS Employer Identification No.)

1700 E. St. Andrew Place
Santa Ana, California  92705
(714) 247-8200

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Aimee S. Weisner
Executive Vice President, Administration and Secretary
1700 E. St. Andrew Place
Santa Ana, California  92705
(714) 247-8200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, Of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On May 27, 2005, Advanced Medical Optics, Inc., a Delaware corporation (“AMO”), filed a registration statement on Form S-8 (Registration No. 333-125305) (the “Registration Statement”) with the U.S. Securities and Exchange Commission with respect to a total of 11,530,812 shares of AMO common stock, par value $0.01 per share (the “Common Stock”), including the associated rights to purchase shares of Series A Junior Participating Preferred Stock of AMO that are attached to all shares of AMO’s Common Stock in accordance with the Rights Agreement, dated June 24, 2002, by and between AMO and Mellon Investor Services, LLC, issuable under certain of AMO’s equity plans (the “Plans”) as follows:

•                  330 shares authorized for issuance under the Taunton Technologies, Inc. (1987) Stock Option Plan;

•                  783,987 shares authorized for issuance under the VISX, Incorporated 2001 Nonstatutory Stock Option Plan;

•                  1,875 shares authorized for issuance under the VISX, Incorporated 1993 Flexible Stock Incentive Plan;

•                  2,461,077 shares authorized for issuance under the VISX, Incorporated 2000 Stock Plan;

•                  215,617 shares authorized for issuance pursuant to stock options granted under the VISX, Incorporated 1995 Director Option and Stock Deferral Plan;

•                  5,204 shares authorized for issuance pursuant to phantom stock units granted under the VISX, Incorporated 1995 Director Option and Stock Deferral Plan;

•                  1,080,227 shares authorized for issuance under the VISX, Incorporated 1995 Stock Plan;

•                  15,274 shares authorized for issuance under the VISX, Incorporated 1996 Supplemental Stock Plan;

•                  1,967,235 shares authorized for issuance under the Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan and Advanced Medical Optics, Inc. 2002 International Stock Purchase Plan; and

•                  5,000,000 shares authorized for issuance under the Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan.

The Registration Statement also automatically covered any additional shares of Common Stock that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Company’s Common Stock.

On February 26, 2009, pursuant to the Agreement and Plan of Merger, dated as of January 11, 2009, among AMO, Abbott Laboratories, an Illinois corporation (“Parent”), and Rainforest Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into AMO (the “Merger”), with AMO surviving the Merger as a wholly owned subsidiary of Parent.  Concurrently with the Merger, AMO changed its name to Abbott Medical Optics Inc. (the “Company”).  As a result of the Merger, AMO’s Common Stock is no longer publicly traded.  Accordingly, the Company wishes to terminate the offering of securities registered pursuant to the Registration Statement.

Pursuant to the undertaking made by AMO in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of such Registration Statement and to deregister all of the shares of Common Stock that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on March 17, 2009.

Abbott Medical Optics Inc.

By:	/s/ Aimee S. Weisner
	Name:	Aimee S. Weisner
	Title:	Executive Vice President, Administration and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chief Executive Officer	March 17, 2009
James V. Mazzo	(Principal Executive Officer)

/s/ Michael V. Lambert	Executive Vice President and Chief Financial Officer	March 17, 2009
Michael V. Lambert	(Principal Financial Officer)

*	Senior Vice President, Chief Accounting Officer and Controller	March 17, 2009
Robert F. Gallagher	(Principal Accounting Officer)

/s/ Thomas C. Freyman	Director	March 17, 2009
Thomas C. Freyman

* By:	/s/ Aimee S. Weisner
Aimee S. Weisner
As attorney-in-fact under power of attorney granted in Registration Statement previously filed on May 27, 2005